EXHIBIT 10.15

FIRST AMENDMENT TO THE
SERVICE 1ST BANK
ENDORSEMENT SPLIT-DOLLAR AGREEMENT
DATED AUGUST 8, 2005
FOR SHANNON REINARD

This First Amendment (Amendment) to the Endorsement Split-Dollar Agreement between Service 1st Bank (Split Dollar Agreement) located in Stockton, California (Bank) and Shannon Reinard (Executive) is adopted, effective as of August 21, 2008, as set forth below.

The Bank and the Executive executed the Split Dollar Agreement on August 8, 2005 (Agreement).

The undersigned hereby amends, in part, said Split Dollar Agreement for the purpose of: (i) reducing the death benefits payable to the Executive’s beneficiaries in proportion to any reduction or cutback in benefits payable under the salary continuation agreement with Executive (Salary Continuation Agreement) resulting from a Change of Control (as defined therein) and (ii) coordinating benefits so that Executive (or his beneficiaries) may receive either death benefits under the Split Dollar Agreements or benefits under the Salary Continuation Agreements, but not both; and (iii) complying with section 409A of the Code. Therefore, the following changes shall be made

1.	Article 2.2 of the Agreement shall be deleted in its entirety and replaced by article 2.2, below.

2.2

Executive’s Interest. Subject to Article 7, the Executive shall have 2.2 Executive’s Interest. Subject to Article 7, the Executive shall have the right to designate the beneficiary of TWO HUNDRED EIGHTY THOUSAND DOLLARS ($280,000) of death proceeds. If Executive receives or begins receiving benefits pursuant to the amended Salary Continuation Agreement between Executive and the Bank (Salary Continuation Agreement), then no death benefits shall be payable to Executive’s beneficiaries pursuant to this Agreement in the event of Executive’s death.

2.	A new article 2.3 shall be added to the Agreement as set forth, below.

2.5

Reduction in Benefits due to Change in Control. If all or any portion of the amounts payable to the Executive pursuant to the Salary Continuation Agreement have been reduced because, the payments under the Salary Continuation Agreement alone or together with other payments which the Executive has the right to receive from the Bank, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), then any amounts that may become payable under this Agreement shall be no greater than the amount that would have been payable to Executive under the Salary Continuation Agreement after taking into account any reductions.”

3.

The language of this Amendment shall supersede the provisions of the Plan to the extent the Plan is inconsistent with the provisions of this amendment. Except as amended above, the remaining provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Bank and the Executive have caused this Amendment to be executed on this 22nd day of August 2008.

BANK

SERVICE 1ST BANK

By:	/s/ Bryan Hyzdu

Title:	Director

EXECUTIVE
/s/ Shannon Reinard

Shannon Reinard

SERVICE 1ST BANK
Endorsement Split-Dollar Agreement

SERVICE 1ST BANK
ENDORSEMENT SPLIT-DOLLAR AGREEMENT

THIS ENDORSEMENT SPLIT-DOLLAR AGREEMENT (the "Agreement") is adopted this 8th day of August, 2005, by and between SERVICE 1ST BANK, a state -chartered commercial bank located in Stockton, California (the "Company"), and SHANNON REINARD (the "Executive"). This Agreement shall append the Split-Dollar Policy Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Company will pay life insurance premiums from its general assets.

The Company and the Executive agree as set forth herein.

Article 1
General Definitions

The following terms shall have the meanings specified:

1.1 Beneficiary means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.2 Beneficiary Designation Form means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3 Change of Control means the transfer of shares of the Company's voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than fifty percent (50%) of the Company's outstanding voting common stock followed within twelve (12) months by the Executive's Termination of Employment for reasons other than death, Disability or retirement.

1.4 Disability means the Executive's suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Plan Administrator of the insurance carrier's or Social Security Administration's determination upon the request of the Plan Administrator.

1.5 Early Termination means the Executive's Termination of Employment prior to Normal

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Retirement Age for reasons other than (i) death, (ii) Disability or (iii) a Change of Control.

1.6 Executive's Interest means the benefit set forth in Section 2.2.

1.7 Insured means the Executive.

1.8 Insurer means each life insurance carrier in which there is a Split-Dollar Policy Endorsement attached to this Agreement.

1.9 Normal Retirement Age means the Executive's sixty-fifth (65th) birthday.

1.10 Plan Administrator means the plan administrator described in Article 8.

1.11 Policy means the specific life insurance policy or policies issued by the Insurer(s).

1.12 Split-Dollar Policy Endorsement means the form required by the Plan Administrator or the Insurer to indicate the Executive's interest, if any, in a Policy on such Executive's life.

1.13 Termination of Employment means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason of an approved leave of absence.

Article 2
Policy Ownership/Interests

2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of the remaining death proceeds of the Policy after the Interest of the Executive or the Executive's transferee has been paid according to Section 2.2 below.

2.2 Executive's Interest. Subject to Article 7, the Executive shall have the right to designate the beneficiary of Two Hundred Eighty Thousand Dollars ($280,000) of death proceeds. The Executive or the Executive's transferee shall also have the right to elect and change settlement options that may be permitted for the Executive's Interest.

Article 3
Premiums

3.1 Premium Payment. The Company shall pay any premiums due on the Policy.

3.2 Economic Benefit. The Plan Administrator shall annually determine the economic benefit attributable to the Executive based on the life insurance premium factor for the

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Executive's age multiplied by the aggregate death benefit payable to the Beneficiary. The "life insurance premium factor" is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

3.3 Imputed Income. The Company shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive's W-2, or if applicable, Form 1099.

Article 4
Assignment

The Executive may irrevocably assign without consideration all of the Executive's Interest in this Agreement to any person, entity or trust established by the Executive or the Executive's spouse. In the event the Executive transfers all of the Executive's Interest, then all of the Executive's Interest in the Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in this Agreement.

Article 5
Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6
Claims and Review Procedures

6.1 Claims Procedure. Any person or entity who has not received benefits under the Plan that he or she believes should be paid (the "claimant") shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

6.1.2 Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set

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forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3 Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,
(b) A reference to the specific provisions of the Plan on which the denial is based,
(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d) An explanation of the Plan's review procedures and the time limits applicable to such procedures, and
(e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the

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end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5 Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,
(b) A reference to the specific provisions of the Plan on which the denial is based,
(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and
(d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

7.1 Generally. This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. However, this Agreement will automatically terminate upon Early Termination.

7.2 Option to Purchase. Upon termination of this Agreement, the Company shall give the Executive at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. Such notification shall be in writing.

7.3 Comparable Coverage. The Company may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement through whatever means the Company deems appropriate.

Article 8
Administration of Agreement

8.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee as the Board shall appoint. The Executive may be a members of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or

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resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

8.2 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.4 Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, death or Termination of Employment of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 9
Miscellaneous

9.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

9.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.4 Reorganization. The Company shall not merge or consolidate into or with another

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company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

9.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

Article 10
Beneficiaries

10.1 Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Company in which the Executive participates.

10.2 Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Company or its designated agent. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company's rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Company prior to the Executive's death.

10.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Company or its designated agent.

10.4 No Beneficiary Designation. If the Executive dies without a valid designation of

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beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive's surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive's estate.

10.5 Facility of Payment. If the Company determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:

/s/ SHANNON REINARD

SHANNON REINARD

COMPANY:

SERVICE 1ST BANK

By: /s/ ROBERT BLOCH

Title: CFO

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